UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2007

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2007, The Goodyear Tire & Rubber Company ("Goodyear") entered into a Purchase and Sale Agreement (the "Agreement") with EPD, Inc. (the "Buyer"), a company controlled by Carlyle Partners IV, L.P., an affiliate of The Carlyle Group. Pursuant to the terms and subject to the conditions set forth in the Agreement, the Buyer has agreed to purchase substantially all of the business activities and operations of Goodyear’s Engineered Products division (the "EPD Business"). The EPD Business manufactures and markets engineered rubber products for industrial, military, consumer and transportation end-users and its product portfolio includes hose, conveyer belts, power transmission products, rubber track, molded products and air springs. The purchase price to be paid by the Buyer is $1.475 billion in cash, subject to adjustment for cash, debt, changes in working capital and certain employment related liabilities as of the closing date.

Goodyear and the Buyer have each made customary representations, warranties and covenants in the Agreement, including, among others, Goodyear’s covenant to operate the EPD Business in the ordinary course of business consistent with past practice between the execution of the Agreement and the closing of the transaction. Significant other covenants include (i) the Buyer promptly entering into good-faith negotiations with the United Steelworkers (the "USW") for the purpose of entering into a new master labor agreement covering those employees in EPD Business facilities in the United States currently covered by Goodyear’s master labor agreement with the USW (the "EPD Master Labor Agreement") and (ii) Goodyear agreeing, subject to certain limited exceptions, not to compete with the Buyer by conducting or participating in a business that competes with the EPD Business for a period of three years after the closing. Goodyear and the Buyer each agreed to indemnify the other for certain losses arising out of breaches of representations and warranties, covenants and other specified matters. As part of the consideration for the purchase price, Goodyear has also agreed to retain various liabilities related to the EPD Business, including, among others, liabilities arising out of the EPD Business prior to closing with respect to asbestos, workers compensation, product liability, environmental and hazardous substance exposure matters. Goodyear will also remain responsible for liabilities and obligations (i) under its domestic pension plans related to service by employees of the EPD Business prior to the date of closing, and (ii) associated with providing other post employment benefits for employees who are not transferred along with the EPD Business.

The closing of the transaction is subject to the receipt of antitrust and other governmental approvals and other customary closing conditions. In addition, the closing of the transaction is subject to the Buyer entering into the EPD Master Labor Agreement prior to closing. The Buyer’s receipt of the proceeds of its contemplated financing is not a condition to closing. If the Agreement is terminated, Goodyear is entitled to a termination fee of $50 million under certain circumstances as set forth in the Agreement.

In connection with the closing of the transaction, the parties have agreed to enter into certain other agreements, including a Trademark License Agreement that permits the use of the Goodyear brand and certain other trademarks by the EPD Business in licensed products for a period of 12 years. The initial consideration for the use of the trademarks is included in the purchase price. In addition, the Trademark License Agreement may be extended for two additional five year terms at the option of the Buyer, subject to payment of royalties.

A copy of Goodyear’s press release announcing the foregoing transaction is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

News Release dated March 23, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

March 23, 2007	By:	Richard J. Kramer

Name: Richard J. Kramer
Title: President, North American Tire and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	News Release dated March 23, 2007